Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-159332, 033-88962, 333-207180 and 333-214945) of Comstock Resources, Inc. and the related Prospectuses of our reports dated February 24, 2017 with respect to the consolidated financial statements of Comstock Resources, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Comstock Resources, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ ERNST & YOUNG LLP

Dallas, Texas

February 24, 2017